                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                         ADVANCED LOGIC RESEARCH, INC.
                                      AT
                             $15.50 PER SHARE, NET
                                      BY
                        DEUCE ACQUISITION CORPORATION,
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                              GATEWAY 2000, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, JULY 22, 1997, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING OF ADVANCED LOGIC RESEARCH, INC. ("ALR" OR THE "COMPANY") ON A FULLY DILUTED BASIS AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share (the "Shares"), of the Company, should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares (the "Share Certificates"), and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               ----------------

                     The Dealer Manager for the Offer is:

                         DEUTSCHE MORGAN GRENFELL INC.

June 24, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1

SECTION  1. Terms of Offer; Expiration Date...............................   3

SECTION  2. Acceptance for Payment and Payment for Shares.................   4

SECTION  3. Procedure for Accepting the Offer and Tendering Shares........   5

SECTION  4. Withdrawal Rights.............................................   7

SECTION  5. Certain Federal Income Tax Consequences.......................   8

SECTION  6. Price Range of the Shares.....................................   9

SECTION  7. Certain Information Concerning the Company....................  10

SECTION  8. Certain Information Concerning Purchaser and Parent...........  12

SECTION  9. Financing of the Offer and the Merger.........................  13

SECTION 10. Background of the Offer; Contacts with the Company; Merger
            Agreement; Stockholders Agreement; Retention Agreement........  14

SECTION 11. Purpose of the Offer; Plans for the Surviving Corporation
            after the Offer and the Merger................................  24

SECTION 12. Dividends and Distributions...................................  26

SECTION 13. Effect of the Offer on Market for Shares; NASDAQ/NNM Exchange
            Listing; Registration under the Exchange Act..................  26

SECTION 14. Certain Conditions of the Offer...............................  26

SECTION 15. Certain Legal Matters and Regulatory Approvals................  28

SECTION 16. Fees and Expenses.............................................  31

SECTION 17. Miscellaneous ................................................  31

SCHEDULE I. Directors and Executive Officers of Parent and Purchaser .....  32

TO THE HOLDERS OF COMMON STOCK OF
ADVANCED LOGIC RESEARCH, INC.

                                 INTRODUCTION

  Deuce Acquisition Corporation, a Delaware corporation (the "Purchaser") and wholly-owned subsidiary of Gateway 2000, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the shares subject to the Offer being hereinafter called the "Shares"), of Advanced Logic Research, Inc., a Delaware corporation ("ALR" or the "Company"), at a price of $15.50 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Deutsche Morgan Grenfell Inc. ("DMG") which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer.

  THE BOARD OF DIRECTORS OF ALR (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF ALR, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF ALR ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 19, 1997 (the "Merger Agreement"), by and among Parent, Purchaser, and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), either Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will cease or the Company will be merged with and into Purchaser and the separate corporate existence of the Company will cease (the "Merger"). It is currently anticipated that the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation") will be the Company. The Surviving Corporation will be a wholly-owned subsidiary of Parent. At the time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or any direct or indirect wholly-owned subsidiary of Parent or owned by the Company or any direct or indirect wholly-owned subsidiary of the Company or held by stockholders who shall have demanded and perfected appraisal rights, if any, under the DGCL) will be canceled and converted automatically into the right to receive $15.50 in cash, or any higher price that may be paid per share in the Offer, without interest (the "Merger Consideration"). See Section 10 for a more detailed description of the Merger Agreement.

  The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment for, Shares constituting a majority of the then outstanding Shares by Purchaser pursuant to the Offer, Purchaser shall from time to time be entitled to designate such number of directors (rounded up to the next whole number) on the Board as will give Purchaser that percentage of the total number of Directors on the Board equal to the percentage of the then outstanding Shares owned by Purchaser, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided that such percentage of the total Directors shall not be less than a majority of the Board. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as members of the Board, including increasing the size of the Board or securing the resignations of incumbent directors or both. See Section 10.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, if such vote is required under the DGCL. See Section 11. Under the Company's Certificate of Incorporation and the DGCL, except as provided in the next succeeding paragraph, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

  Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time will be required to effect the Merger. See Section 10 for a more detailed description of the Merger.

  The Company has advised Purchaser that as of June 19, 1997, 12,552,951 Shares were issued and outstanding. The Company has advised Purchaser that as of June 19, 1997, the Company had duly reserved a total of 1,232,929 Shares for future issuance pursuant to outstanding employee stock options granted pursuant to the Company's Flexible Stock Incentive Plan, Director's Nonqualified Stock Option Plan and 1996 Stock Option/Stock Issuance Plan (collectively, the "Company Stock Option Plans"), of which 587,885 were vested as of such date. See Section 10 for a description of the treatment of options under the Company Stock Option Plans.

  Purchaser has entered into an agreement with certain stockholders of the Company (the "Stockholders Agreement"), pursuant to which, among other things, each such stockholder has (i) agreed to vote the Shares then owned by such stockholder in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Stockholders Agreement and any other actions required in furtherance thereof and against any Competing Transaction and any action in furtherance thereof,
(ii) granted Purchaser an irrevocable proxy to vote and otherwise act with respect to such Shares on the matters set forth in the previous clause (i),
(iii) agreed to tender all Shares then owned by such stockholder to Purchaser as soon as practicable (and in any event within five business days) after the commencement of the Offer in accordance with the Offer and (iv) granted Parent an irrevocable option to purchase such Stockholder's Shares at a price of $15.50 per Share, under certain circumstances. See Section 10.

  The Company has been advised by each of its directors and officers that they intend to tender all Shares beneficially owned by them pursuant to the Offer. Such persons, together with Wearnes Technology (Private) Limited ("Wearnes"), hold in the aggregate approximately 42% of the issued and outstanding Shares and approximately 38% of the Shares on a fully diluted basis.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  SECTION 1. Terms of Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares duly tendered on or prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with the provisions set forth in Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, July 22, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions set forth in Section 14, by giving oral or written notice of such extension to the Depositary and by providing notice thereof, if applicable, as required by the Securities and Exchange Commission (the "Commission"). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

  Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate the Offer, (ii) postpone acceptance of, and payment for, any Shares or (iii) waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such termination, extension, waiver or amendment to the Depositary and by providing notice thereof, if applicable, as required by the Commission. However, the Merger Agreement provides that Purchaser may not decrease the price per Share payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer, impose conditions to the Offer other than those set forth in Section 14 hereof or extend the Offer, except that Purchaser may, without the consent of the Company, extend the Offer (a) beyond the scheduled expiration date if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (b) for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer, or (c) for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (a) or (b) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90 percent of the outstanding Shares on a fully diluted basis.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for the Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights. See Section 4.

  Any extension, delay in payment, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

  The Company has provided Purchaser with the Company's stockholder list, and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  SECTION 2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the purchase of and payment for Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4 will be made as promptly as reasonably practicable after the latest to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting period under the HSR Act and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Purchaser and such determination shall be final and binding on all tendering stockholders. In addition, Purchaser reserves the right, in its sole discretion, subject to applicable rules promulgated by the Commission, (A) to accelerate the acceptance for payment of, and the payment for, Shares consistent with any applicable withdrawal rights and (B) to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply, in whole or in part, with any other applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company or The Philadelphia Depository Trust Company (the "Eligible Depositories"), pursuant to the procedures set forth in Section 3,
(ii) a properly completed and duly executed Form of Acceptance and Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or an Agent's Message (as defined in Section 3 hereof) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  On June 20, 1997, Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, on July 5, 1997. Prior to such time the FTC or the Antitrust Division may extend such waiting period by requesting additional information or material from Parent. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after substantial compliance by Purchaser with such a request. Thereafter, the waiting period may only be extended by court order. Any waiting period under the HSR Act may be terminated in individual cases by the FTC and the Antitrust Division prior to its expiration. See Section 15.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment and purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance of payment for such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price thereafter with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES TENDERED PURSUANT TO THE OFFER BE PAID BY PURCHASER REGARDLESS OF ANY EXTENSION OR DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer within an Eligible Depository, such Shares will be credited to an account maintained within an Eligible Depository), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer. Return of such Share Certificates will be made to and at the risk of the tendering stockholder. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

  If Purchaser is delayed in its acceptance for payment of, or payment for tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights in accordance with the provisions set forth in Section 4.

  If, prior to the Expiration Date, Purchaser varies the terms of the Offer by increasing the consideration to be paid for Shares, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered or purchased prior to such variation in the terms of the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or affiliates of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  SECTION 3. Procedure for Accepting the Offer and Tendering Shares.

  Valid Tender of Shares. For a stockholder to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer of Shares) and any other required documents, must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either
(i) Share Certificates for tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender received by the Depositary), in each case, and prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure described below.

  Book-Entry Transfers. The Depositary will establish an account with respect to the Shares at the Eligible Depositories (each a "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee on the Letter of Transmittal is required if (a) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (b) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered or not accepted for payment are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary as provided below on or prior to the Expiration Date; and

    (iii) the Share Certificates, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ/NNM") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery provided by Purchaser.

  Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates (or a timely Book-Entry Confirmation with respect thereto), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of Book-Entry Transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any particular Shares that it determines are not in proper form or the acceptance for payment of which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or to waive any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. By executing a Letter of Transmittal as set forth herein, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 19, 1997), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares, will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder with respect to such Shares (and if given or executed, will not be deemed to be effective). The designees of Purchaser will be empowered, with respect to such Shares for which the appointment is effective, to exercise all voting and other rights (whether by written consent or otherwise) of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment of postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS OF CASH PURSUANT TO THE OFFER, A STOCKHOLDER TENDERING SHARES IN THE OFFER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") ON A SUBSTITUTE FORM W-9 AND CERTIFY UNDER PENALTIES OF PERJURY THAT SUCH TIN IS CORRECT AND THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

  SECTION 4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date Shares may also be withdrawn at any time after August 22, 1997 unless theretofore accepted for payment as provided herein. If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdraw such Shares as set forth in this Section 4.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address specified on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates for such Shares have been tendered) the names in which the Share Certificate(s) representing such Shares are registered, if different from that of the person tendering such Shares. If Share Certificate(s) have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificate(s), the serial numbers shown on such Share Certificate(s) must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal of such Shares must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, properly withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures set forth in Section 3.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be resolved by Purchaser, in its sole discretion, which resolution shall be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notice.

  SECTION 5. Certain Federal Income Tax Consequences. The summary of federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation and other stockholders who do not hold their Shares as capital assets. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable sale or exchange for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the stockholder has held the Shares for more than one year at the time of sale. Under current law, gain or loss will be calculated separately for each Share or, where applicable, block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer.

  Various legislative proposals have been and are currently under consideration that would have an impact on the tax consequences of this transaction, including, without limitation, an amendment to reduce the rate of federal income taxation of certain capital gains. It is unclear and cannot be predicted whether such legislation will be enacted or, if enacted, will apply to the exchange pursuant to the Offer or the Merger. Stockholders should consult with their own tax advisors.

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to backup withholding if the stockholder fails to provide its TIN, fails to certify that such number is correct or properly certify that it is awaiting a TIN or if the Internal Revenue Service (the "IRS") notifies the Depositary that the TIN is incorrect. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the IRS. See
Section 3.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

  SECTION 6. Price Range of the Shares. The Shares are listed and principally traded on the NASDAQ/NNM under the symbol AALR. The following table sets forth, for the periods indicated, the high and low sales prices per Share on the NASDAQ/NNM, as reported by the NASDAQ/NNM:

                                                                   HIGH   LOW
                                                                  ------ ------
      Year Ended September 30, 1995:
      First Quarter.............................................. $ 4.88 $ 3.75
      Second Quarter.............................................   5.38   4.00
      Third Quarter..............................................   6.75   4.50
      Fourth Quarter.............................................   9.38   5.75

      Year Ended September 30, 1996:
      First Quarter.............................................. $ 8.50 $ 6.00
      Second Quarter.............................................   7.75   6.13
      Third Quarter..............................................   9.88   6.69
      Fourth Quarter.............................................   8.63   6.50

      Year Ending September 30, 1997:
      First Quarter.............................................. $14.75 $ 8.25
      Second Quarter ............................................  13.75   8.63
      Third Quarter (through June 23, 1997) .....................  15.33   8.38

  As of June 23, 1997, there were 228 holders of record of the Shares. On June 19, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement, the closing sales price on the NASDAQ/NNM was $14.13 per Share. On June 18, 1997, the last full trading day prior to the approval of the Merger Agreement by the Board, the closing sales price on the NASDAQ/NNM was $12.00.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  SECTION 7. Certain Information Concerning the Company. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources. Stockholders are urged to review the publicly available information concerning the Company before acting on the Offer. Neither Purchaser, Parent nor any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent or their respective affiliates.

  General. The Company is a Delaware corporation with its principal executive offices at 9401 Jeronimo, Irvine, California 92618. The Company designs, manufactures, markets and supports a broad line of computer systems ("PCs") that offer leading-edge performance and value. The Company's comprehensive portfolio of environmentally friendly, upgradeable products includes sophisticated network servers, high-performance workstations and entry-level PCs. All of the Company's systems feature advanced designs to enhance performance while supporting the major industry standards. The Company markets its products through a worldwide network of resellers, system integrators, dealers and distributors. It also sells to selected original equipment manufacturer customers ("OEMs") and direct to end-users through its Primeline Direct program.

  Financial Information. Set forth below is a summary of certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited consolidated financial statements contained in Part I, Item 8 of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (the "Form 10-K") and the unaudited consolidated financial statements contained in Part I, Item 1 of the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and 1996 (the "Form 10-Qs"), which financial statements are incorporated herein by this reference. More comprehensive financial information is included in the Form 10-K, Form 10-Qs and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the consolidated financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same places and in the same manner as set forth below.

                         ADVANCED LOGIC RESEARCH, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FISCAL YEAR ENDED
                                                          SEPTEMBER 30,
                                                    --------------------------
                                                      1996     1995     1994
                                                    -------- -------- --------
INCOME STATEMENT:
  Net sales........................................ $217,855 $192,425 $183,387
  Gross profits....................................   47,820   35,960   27,735
  Operating income (loss)..........................   11,547    3,994   (1,849)
  Net income (loss)................................   10,603    4,872     (346)
  Net income (loss) per common and common
   equivalent share................................     0.87     0.41    (0.03)
  Common and common equivalent shares used in per
   share calculation...............................   12,249   11,750   11,434

BALANCE SHEET (AT END OF PERIOD):
  Cash and cash equivalents........................ $ 60,272 $ 46,580 $ 40,836
  Total assets.....................................  118,640  107,220   97,929
  Long-term debt...................................      --       --       --
  Stockholders' equity............................. $ 96,778 $ 83,249 $ 76,861

                         ADVANCED LOGIC RESEARCH, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     SIX MONTHS ENDED MARCH 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
                                                            (UNAUDITED)
INCOME STATEMENT:
  Net sales......................................... $111,803 $112,186 $ 93,077
  Gross profits.....................................   26,399   23,479   16,482
  Operating income..................................    7,997    4,565    1,082
  Net income (loss).................................    6,380    4,374    1,707
  Net income (loss) per common and common equivalent
   share............................................ $   0.50 $   0.36 $   0.15
  Common and common equivalent shares used in per
   share calculation................................   12,789   12,066   11,580
BALANCE SHEET (AT END OF PERIOD):
  Cash and cash equivalents......................... $ 58,147 $ 44,790 $ 48,813
  Total assets......................................  128,486  111,435  106,353
  Long-term debt....................................      --       --       --
  Stockholders' equity.............................. $104,486 $ 88,931 $ 79,698

  In connection with Parent's review of the Company and in the course of the discussions between Parent and the Company described in Section 10, the Company provided Parent with certain business and financial information that Purchaser and Parent believe is not publicly available, including, among other things, projections for the Company on a stand alone basis for the calendar years 1997 and 1998. The Company's forecasts estimated the following results for the calendar year ending December 31, 1997: net sales of $247.9 million, gross profits of $58.8 million, operating income of $19.5 million, net income of $14.6 million, net income per common and common equivalent share of $1.10 and 13,328,000 common and common equivalent shares used in per share calculation. The Company's forecasts further estimated the following results for the calendar year ending December 31, 1998: net sales of $294.3 million, gross profits of $70.3 million, operating income of $25.4 million, net income of $18.7 million, net income per common and common equivalent share of $1.35 and 13,820,000 common and common equivalent shares used in per share calculation. Subsequent to providing such forecasts, members of the Company's management advised Purchaser that the Company revised downward its forecast sales for the second calendar quarter ending June 30, 1997 by as much as 10%, which would lead the Company to lower estimated net income per common and common equivalent shares by approximately $.04 per share for the quarter. The Company attributed the downward revision primarily to timing delays related to high end server shipments. The Company believes that it is possible that these timing delays could impact the results for calendar 1997.

  PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS ABOUT COMPLEX ECONOMIC AND OPERATING FACTORS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE IS NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PURCHASER AND PARENT BY THE COMPANY. NONE OF PURCHASER, PARENT, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

  The Company is subject to the informational filing requirements of the Exchange Act, and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and Shares held by them), the principal holders of the Company's securities and any material interest of such persons in transactions contemplated by the Merger Agreement with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. In addition, the Company has filed a statement on Schedule 14D-9 regarding its recommendation to the Company's stockholders with respect to the Offer. Such reports, proxy statements and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, or may be obtained from the Commission's World Wide Web site at http://www.sec.gov. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

  SECTION 8. Certain Information Concerning Purchaser and Parent.

  Purchaser. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 610 Gateway Drive, North Sioux City, South Dakota 57049. Purchaser is a direct wholly-owned subsidiary of Parent. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Parent. Parent is a Delaware corporation, with its principal offices at 610 Gateway Drive, North Sioux City, South Dakota 57049. Parent is a leading direct marketer of PCs. Parent develops, manufactures, markets and supports a broad line of desktop and portable PCs, convergence PCs, and PC-related products used by individuals, families, businesses, government agencies and educational institutions. Parent's strategy is to deliver the best value to the PC customer by offering quality, high-performance products employing the latest technology at competitive prices and by providing outstanding service and support.

  The name, current business address, citizenship, and present principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent, and certain other information are set forth on Schedule I hereto.

  Parent is subject to the informational filing requirements of the Exchange Act, and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Such reports, proxy statements and other information filed by Purchaser are available for inspection and copying at the public reference facilities of the Commission in the same places and in the same manner as set forth with respect to the Company in Section 7.

  For the year ended December 31, 1996, Parent had revenues of approximately $5.0 billion and net earnings of approximately $251.7 million. Parent's stockholders' equity at March 31, 1997 was approximately $883.1 million with approximately $556.2 million of cash and cash equivalents.

  Parent's consolidated balance sheet and the related consolidated statement of operations, consolidated statements of cash flow and consolidated statements of stockholders' equity for the three years ended December 31, 1996, 1995 and 1994 contained in Part I, Item 8 of Parent's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission (the "Annual Report") and Parent's unaudited consolidated financial statements contained in Part I, Item 1 of Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Parent Form 10-Q") are hereby incorporated by reference. A copy of the Annual Report and Parent Form 10-Q may be obtained by: (i) writing to Parent at 610 Gateway Drive, North Sioux City, South Dakota, 57049, attention: Corporate Secretary, (ii) mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street,
N.W., Washington, D.C. 20549 or (iii) down-loading such report from the Commission's World Wide Web site at http://www.sec.gov. Summary financial information can also be obtained from the Parent's World Wide Web site at http://www.GW2K.com. Information obtained at such worldwide web site shall not be deemed to be part of this Offer to Purchase. Additionally, the Annual Report may be inspected at the Commission's offices.

  Except as provided in the Merger Agreement, the Stockholders Agreement and as otherwise described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies and (ii) none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transactions contemplated by the Merger Agreement in any Shares during the past 60 days.

  Except as provided in the Merger Agreement, the Stockholders Agreement and as otherwise described in this Offer to Purchase, since October 1, 1993 none of Purchaser, Parent nor to the knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has had any transactions with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as provided in the Merger Agreement, the Stockholders Agreement and as otherwise outlined in this Offer to Purchase, since October 1, 1993 there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities of any class of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

  Except as provided in the Merger Agreement, the Stockholders Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

  SECTION 9. Financing of the Offer and the Merger. The total amount of funds required by Purchaser to consummate the Offer and the Merger is estimated to be approximately $203.7 million, including approximately $3.1 million to pay related fees and expenses. Purchaser will obtain all such funds from Parent. Parent will provide such funds from its working capital.

  SECTION 10. Background of the Offer; Contacts with the Company; Merger Agreement; Stockholders Agreement; Retention Agreement.

 Background of the Offer; Contacts with the Company.

  On February 21, 1997, representatives of Parent and the Company negotiated and executed a confidentiality agreement.

  On March 19, 1997, representatives of Parent and its financial advisor, DMG, met with representatives of the Company and PaineWebber in Irvine, California to discuss a potential acquisition or other business arrangement with the Company, such as a possible OEM relationship.

  During the period of March 21, 1997 through March 31, 1997, representatives of DMG, and the Company's financial advisors, PaineWebber Incorporated ("PaineWebber"), had numerous discussions regarding the Company's business and operations and the possible acquisition of the Company by Parent. Again, no formal acquisition proposal was made.

  On April 22 and April 23, representatives of Parent, DMG, the Company and PaineWebber met at Parent's offices in North Sioux City, South Dakota as well as other locations in and around the North Sioux City area to discuss the business and operations of the Company. On May 1, 1997, Theodore W. Waitt, Chairman of the Board and Chief Executive Officer of Parent, Richard D. Snyder, President and Chief Operating Officer of Parent, Stephen P. Johns, Director of Corporate Development of Parent and representatives of DMG met to discuss potential alternative strategic transactions with the Company. The following day, representatives of DMG and PaineWebber conferred to develop a procedure for further discussions.

  On May 9, 1997, Messrs. Waitt and Lu met at Mr. Lu's residence in Orange County, California to discuss certain matters relating to a possible acquisition by Parent of the Company. Also on May 9, PaineWebber requested that DMG submit a proposal on behalf of Parent, prior to additional due diligence meetings.

  Over the next few days, representatives of Parent, DMG and Parent's outside counsel, Kaye, Scholer, Fierman, Hays & Handler, LLP ("Kaye, Scholer"), held numerous discussions regarding the terms of a potential transaction between Parent and the Company. On May 13, 1997, a non-binding term sheet outlining a proposed acquisition of the Company by Parent based upon a purchase price at a premium to the then current market price of the Shares was sent to PaineWebber and, over the next few days, representatives of DMG and PaineWebber held numerous discussions regarding such proposal. PaineWebber informed DMG that the Company was not prepared to continue the due diligence process based upon the purchase price then being proposed.

  On June 3 and 4, 1997, Messrs. Waitt, Snyder and Lu reopened discussions of a proposed transaction based upon a potentially higher price. In such conversation, Mr. Lu expressed the desire of the Company to obtain an offer that would represent both a substantial premium to the then-current trading price for the Shares and a price above the 12-months' high sales price for the Shares. Mr. Waitt indicated he was willing to proceed on the basis of a final purchase price of $15.25 per share. Mr. Lu contacted individual members of the Board to obtain their reaction to this development. On June 4, 1997, Messrs. Waitt and Lu had an additional conversation in which the parties agreed to continue to investigate the possibility of a transaction on the basis of a purchase price of $15.50 per Share. Representatives of Parent and the Company agreed to continue the diligence process and, over the next week, representatives of the Company, Parent, DMG, PaineWebber, Kaye, Scholer and the Company's outside counsel, Brobeck, Phleger & Harrison LLP ("Brobeck"), met relating to Parent's conducting of further due diligence on the Company.

  On June 11, 1997, drafts of the Merger Agreement and the Stockholders Agreement were delivered to the Company, Brobeck and PaineWebber for their review.

  On June 13, 1997, representatives of the Company, Parent, DMG, PaineWebber, Kaye, Scholer and Brobeck met in Irvine and telephonically to begin negotiations of the terms of the Merger Agreement and ancillary agreements.

  On June 13, 1997, the Board held a special meeting to receive an update regarding the proposed business combination. All of the Company's directors were present in person or by telephone. At the meeting, the Board reviewed the first draft of the Merger Agreement, and the principal open issues related thereto, with the Company's management, representatives of Brobeck and representatives of PaineWebber. In addition, the Board reviewed certain interests members thereof may have in the proposed transaction. The Board heard a detailed presentation by its legal counsel with respect to the members' fiduciary duties. Representatives of PaineWebber described the financial analysis of the proposed transaction that they were performing for the Company and the preliminary results thereof. The Board discussed alternatives reasonably available to the Company with the Company's management and legal and financial advisors. At the conclusion of such meeting, the Board authorized continued negotiation of the terms of the proposed transaction.

  On June 16, 1997, representatives of the Company and Brobeck met telephonically with representatives of Parent and Kaye, Scholer to further negotiate the terms of the proposed Merger Agreement and ancillary agreements.

  Representatives of the Company, Brobeck and PaineWebber met telephonically with representatives of Parent, Kaye, Scholer and DMG on June 17, 18 and 19, 1997 to finalize negotiations of the Merger Agreement and ancillary agreements.

  On June 19, 1997, the Company's Board held a special meeting at Brobeck's offices in Newport Beach, California to consider the Merger Agreement, the Stockholders Agreement, the Offer, the Merger and the transactions contemplated thereby. All of the Company's directors were present at the meeting. At the meeting, the Board reviewed the Merger Agreement, the Stockholders Agreement, the Offer, the Merger and the transactions contemplated thereby with the Company's management, representatives of Brobeck and representatives of PaineWebber. The Board heard a presentation by its legal counsel with respect to the members' fiduciary duties and the terms of the proposed Offer and Merger and by representatives of PaineWebber with respect to the financial terms of the proposed Offer and the Merger. The Board discussed among themselves and with the Company's management and advisors alternatives reasonably available to the Company. At the conclusion of their presentation, representatives of PaineWebber delivered their oral opinion to the Board (subsequently confirmed in writing) that, as of such date, the proposed cash consideration to be received by the stockholders of the Company (other than Parent and Purchaser) pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

  Based upon such discussions, presentations and opinion, the Board unanimously (i) approved the Offer, the Merger and the Merger Agreement, in the form presented to the Board, and the transactions contemplated by the Merger Agreement, and (ii) recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby. Later that same day, (i) representatives of the Company, Parent and Purchaser signed the Merger Agreement, (ii) representatives of Parent and Purchaser, a representative of Wearnes, Mr. Lu, Philip A. Harding and Chun Win Wong signed the Stockholders Agreement, (iii) a representative of Parent and each of Eugene Y. Lu, David L. Kelly, Donald E. Kullgren, Visish Sangveraphunsiri, Ronald J. Sipkovich, Toan Q. Luu, Benedict R. Marchak, Genevieve Ortegon and Vikram S. Sial (the "Executives") signed a Stock Option Retention Bonus Agreement (the "Retention Agreement") and (iv) Parent and the Company issued a joint press release with respect to the Offer and the Merger.

 The Merger Agreement.

  The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as an exhibit to Purchaser's and Parent's Schedule 14D-1 and 13D.

  The Offer. The Merger Agreement provides that as promptly as reasonably practicable after the date of execution of the Merger Agreement, but in no event later than five business days after the public announcement of the execution of the Merger Agreement, Purchaser will commence the Offer for all of the outstanding Shares at a price of not less than $15.50 per share in cash, net to the seller, subject to the satisfaction of conditions set forth in Section 14 and, subject only to the terms and conditions of the Offer, will pay, as promptly as reasonably practicable, after expiration of the Offer for all Shares duly tendered and not withdrawn. Purchaser may waive any condition to the Offer, increase the price per Share payable in the Offer and make any other changes in the terms and conditions of the Offer. However, no change may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer other than those described in Section 14 or which extends the Offer (except as set forth in the following sentence). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of shares validly tendered and not withdrawn pursuant to the Offer is less than 90 percent of the outstanding Shares on a fully diluted basis.

  The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time, at the election of Parent, either Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will cease or the Company will be merged with and into Purchaser and the separate corporate existence of the Company will cease. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or any direct or indirect wholly-owned subsidiary of Parent or owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration. Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  Charter Documents; Initial Directors and Officers. The Merger Agreement provides that the Certificate of Incorporation of Purchaser in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, provided, that Article First of the Certificate of Incorporation of the Surviving Corporation will be amended to read in its entirety as follows:
"FIRST: The name of the corporation is Advanced Logic Research, Inc." The Merger Agreement also provides that the By-Laws of Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL. Pursuant to the Merger Agreement, the directors of Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  Stockholders Meeting. The Merger Agreement provides that the Company will take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders to consider and vote upon the approval of the Merger Agreement, the Merger and such other matters as may be necessary to effectuate the transactions contemplated by the Merger Agreement, if necessary to comply with applicable law, as promptly as practicable after the expiration of the Offer. The Board will recommend such approval and take all lawful action to solicit such approval, provided, however, that the Board at any time prior to such time of acceptance for payment of at least a majority of the Shares pursuant to the Offer, may withdraw, modify or change any such recommendations to the extent that the Board (i) determines in good faith after consultation with and based upon the advice of independent legal counsel that the failure to so withdraw, modify or change its recommendation would cause the Board to breach its fiduciary duties to the

Company's stockholders under applicable law and (ii) the Company has received in writing a "Superior Proposal" (as defined below), which is then pending, which the Board has determined to recommend to the stockholders of the Company. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal relating to a Competing Transaction (as defined below) made by a third party on terms which the Board determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) to be more financially favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) of the Board, is reasonably capable of being financed by such third party.

  Parent and Purchaser will vote all Shares over which they exercise voting control in favor of the Merger Agreement and the Merger. Under the DGCL, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. See
Section 11 for a further discussion of certain provisions of the DGCL applicable to the Merger.

  Conduct of Business. Pursuant to the Merger Agreement, prior to the Effective Time, except to the extent that Purchaser shall otherwise consent (including by virtue of action by the Board approved by all of Purchaser's or Parent's designees, as applicable, at such time as they shall constitute a majority of the Board), the Company shall, and shall cause its subsidiaries to, except as expressly permitted by the Merger Agreement, conduct their respective businesses in, and to not take any action except in, the ordinary course of business in a manner consistent with past practice. The Company shall, and shall cause its subsidiaries to, use their respective reasonable best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries and to preserve the current business relationships of the Company and its subsidiaries, including, without limitation, with customers, licensors, suppliers, distributors and others with which the Company or any subsidiary has business relations. Without limiting the generality of the foregoing, and except as expressly permitted or specifically contemplated by the Merger Agreement, between the date of the Merger Agreement and the Effective Time, the Company shall not, and it shall not permit any subsidiary to, directly or indirectly do, or propose to do, any of the following without the prior written consent of Purchaser (except as otherwise expressly permitted by the Merger Agreement):

    (i) (A) declare, set aside or pay any dividends on or other distributions in respect of any of its capital stock (other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to the Company), (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock;

    (ii) issue, deliver, sell, pledge, dispose or encumber, or authorize or propose the issuance, delivery, sale, pledge, disposal or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (A) the issuance of shares of the Company's common stock (the "Company Common Stock") upon the exercise of stock options granted under the Company Stock Option Plans outstanding on the date of the Merger Agreement and in accordance with the current terms of such options, (B) issuances by a subsidiary of the Company of its capital stock to the Company or a subsidiary of the Company so long as the Company will, after such issuance, directly or indirectly own all the outstanding capital stock of such issuing subsidiary and (C) the grant of stock options to new hires in the ordinary course of business consistent with past practice and with the written consent of Parent;

    (iii) amend or propose to amend its Certificate of Incorporation or By-
  Laws;

    (iv) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

    (v) sell, lease, license, grant a security interest in, encumber or otherwise dispose of, or agree to sell, lease, grant a security interest in, encumber or otherwise dispose of, any of its material assets other than
  (A) sales or licenses of its products in the ordinary course of business consistent with past practice, (B) equipment and property no longer used in the operation of the Company's or any subsidiary of the Company's respective businesses and (C) assets related to any discontinued operations of the Company and any subsidiary of the Company which operations were discontinued prior to the date of the execution of the Merger Agreement;

    (vi) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any subsidiary of the Company or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice;

    (vii) (A) grant any increase in the compensation of any of its directors, officers or employees, except for increases for employees in the ordinary course of business consistent with past practices, (B) grant, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any existing employee benefit plan, program, arrangement, agreement or contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any subsidiary of the Company, or with respect to which the Company or any subsidiary of the Company could incur liability under Sections 4069, 4212(c) or 4204 of ERISA (the "Company Benefit Plans") as in effect on the date hereof to any director, officer or employee, (C) enter into any new employment, severance or termination plan, program, arrangement, agreement or contract with any such director, officer or employee or (D) except as may be required to comply with applicable law, become obligated under any Company Benefit Plan that was not in existence on the date of the execution of the Merger Agreement or amend any such plan in existence on the date of the execution of the Merger Agreement to enhance the benefits thereunder;

    (viii) make any capital expenditure or expenditures which exceed $250,000 in the aggregate; or

    (ix) authorize any of, or commit or agree to take any of, the actions described in the immediately foregoing paragraphs (i) through (viii).

  No Solicitation. Pursuant to the Merger Agreement, the Company has agreed to immediately cease and cause to be terminated all existing discussions or negotiations relating to a Competing Transaction, other than with respect to the transactions contemplated by the Merger Agreement, with any parties conducted prior thereto. The Company has agreed not to, directly or indirectly, and to instruct its representatives not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction or authorize or permit any representative of the Company or any of its subsidiaries to take any such action. The Company also agreed to use its best efforts to cause its representatives and subsidiaries not to take any such action and to promptly notify Parent if any such inquiries or proposals are made regarding a Competing Transaction and as to the material details of any such inquiry or proposal and, if in writing, to promptly deliver or cause to be delivered to Parent a copy of such inquiry or proposal. The Company also agreed to keep Parent informed, on a current basis, of the details of any such inquiries and the status and terms of any such proposals; provided, however, that prior to the time of acceptance for payment of at least a majority of Shares pursuant to the Offer, the Merger Agreement shall not prohibit the Board from (i) furnishing information to, or entering into discussions or negotiations with, any person that after the date of the Merger Agreement makes an unsolicited bona fide proposal regarding a Competing Transaction or agreeing to or endorsing any Competing Transaction, if, and only to the extent that, (A) the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board to comply with its fiduciary duties to the Company's stockholders imposed by the DGCL,
(B) prior to furnishing such information to, or entering into discussions or negotiations with such person or agreeing to or endorsing any Competing Transaction, the Board determines in good faith, after consultation with and based upon the advice of a financial advisor of a nationally recognized reputation, that such Competing Transaction is a Superior Proposal, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, (D) prior to furnishing such information to such person, the Company receives from such person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and Parent, and (E) such information to be so furnished has been previously delivered to Parent; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction.

  For purposes of the Merger Agreement, "Competing Transaction" means any of the following involving the Company or any of its subsidiaries (other than the entering into or consummation of the transactions contemplated by the Merger Agreement): (a) any merger, consolidation, share exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantial assets (other than assets held in inventory for resale in the ordinary course of business) of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection therewith; (d) any solicitation of proxies in opposition to approval by the Company's stockholders of the Merger; (e) the acquisition by any person, after the date hereof, of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any "group" (as such term is defined under Section 13(d) of the Exchange Act), that beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of the Company, or the acquisition by any person or "group" that, as of the date hereof, beneficially owns 20% or more of the outstanding shares of capital stock of the Company (other than any passive institutional investor) of beneficial ownership or the right to acquire beneficial ownership of any additional shares of capital stock of the Company; (f) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock; (g) the repurchase by the Company or any subsidiary of the Company of shares of Company Common Stock; or (h) any agreement to, or public announcement by the Company or any other person, entity or group of a proposal, plan or intention to, do any of the foregoing.

  Directors. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment for, Shares constituting a majority of the then outstanding Shares by Purchaser pursuant to the Offer, Purchaser from time to time shall be entitled to designate such number of directors (rounded up to the next whole number) on the Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, that percentage of the total number of directors on the Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) equal to the percentage of then outstanding Shares owned by Purchaser and Parent (provided that such percentage of the total number of directors shall not be less than a majority of the Board), and at such time, the Company shall cause Purchaser's designees to be elected by the existing Board, provided, however, that in the event that such designees are elected to the Board, from the date of the Merger Agreement until the Effective Time, the Board shall have at least two directors who are directors on the date of the Merger Agreement and who are neither officers of the Company nor affiliates of Purchaser or Parent (the "Independent Directors"); and provided further that if the number of Independent Directors shall be reduced below two for any reasons whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

  Subject to applicable law, the Company shall take all actions requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder by the Commission, and the Company agrees to make such mailing with the mailing of its Schedule 14D-9. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to, and to constitute that percentage of the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this Section) equal to the percentage of then outstanding Shares owned by Purchaser and Parent (provided that such percentage of the total number of directors shall not be less than a majority of the Board).

  The Merger Agreement also provides that following the election of Purchaser's designees, pursuant to the Merger Agreement, prior to the Effective Time, any amendment or termination of the Merger Agreement or waiver of any of the Company's rights thereunder shall require the concurrence of a majority of the Independent Directors.

  Directors' and Officers' Indemnification. The Merger Agreement requires that the Certificate of Incorporation and By-Laws of the Surviving Corporation contain the same provisions with respect to indemnification, advancement and director exculpation as set forth in the Certificate of Incorporation and By-Laws of the Company as of the date of the Merger Agreement, and that such provisions not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Certificate of Incorporation or By-Laws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, interpretation, permit, injunction, writ, judgment, decree or order ("Law").

  Purchaser will not permit the provisions with respect to indemnification, advancement or director exculpation set forth in the Certificate of Incorporation and By-Laws of any of the Company's subsidiaries on the date of the Merger Agreement to be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under any such Certificate of Incorporation or By-Laws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by Law.

  The Merger Agreement further provides that from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with approval of Parent and the Surviving Corporation), or otherwise in connection with, any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advance of the undertaking to repay such advances contemplated by
Section 145(e) of the DGCL).

  Parent has agreed to maintain in effect for not less than six years after the Effective Time (except to the extent not generally available in the market) directors' and officers' liability insurance that is substantially equivalent in coverage to the Company's current insurance, with an amount of coverage of not less than the amount of coverage maintained by the Company as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time; provided, however, that Parent is not required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (which the Company represented and warranted to have been $250,000 plus applicable taxes), but in such case shall purchase as much coverage as possible for such amount.

  Company Options. The Merger Agreement provides that, at the Effective Time, each option to purchase shares of Company Common Stock (each a "Company Option") issued pursuant to the Company Stock Option Plans or granted by the Company to any person outside of any Company Stock Option Plan that is outstanding and unexercised immediately prior to the Effective Time shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option Plans and the underlying option agreements (as modified by the Merger Agreement), that number of shares of common stock, $.01 par value, of Parent (the "Parent Common Stock") determined by multiplying the number of shares of Company Common Stock subject to such option by the Exchange Ratio (as defined herein) (rounded up to the nearest whole share) at a price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock under such Company Option divided by the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The term "Exchange Ratio" means that amount equal to the price of the Offer divided by the closing price of Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") for the twenty consecutive trading days immediately preceding the date of the Effective Time. The Company agreed to take all necessary action to effectuate the foregoing and, except with respect to options currently outstanding under the Directors' Non-Qualified Stock Option Plan (which the Company has advised Purchaser consists of 72,500 shares), to preclude the acceleration of any vesting or other provisions of any Company Option, including pursuant to a Company Stock Option Plan or any agreement evidencing the grant of a Company Option, as a result of the Merger Agreement and the transactions contemplated by the Merger Agreement.

  Employees. Following the Effective Time, the Surviving Corporation agreed to honor in accordance with their terms all bonus, deferred compensation, severance pay, insurance, stock purchase, stock option or other fringe benefits plan, program or arrangement and all accrued benefits vested thereunder. Purchaser agreed to provide, after the Effective Time, or cause the Surviving Corporation to provide employees of the Company and its subsidiaries retained and who continue to be employed by Purchaser with employee benefits (other than stock options) in the aggregate substantially no less favorable than those benefits provided to Purchaser's similarly situated employees for a period ending on the first anniversary of the Effective Time.

  Conditions to the Obligations of Each Party. The Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to the satisfaction of a number of conditions, including, but not limited to, (i) the approval and adoption of the Merger Agreement by the stockholders of the Company (if required), (ii) the expiration of any waiting period applicable to the consummation of the Merger under the HSR Act and any required approvals in connection with any premerger notification filing with the German Federal Cartel Office, (iii) no United States (federal, state or local) or foreign government or governmental regulatory, administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind ("Governmental Authority"), having enacted, issued, promulgated, enforced or entered into any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent, that is then in effect and has the effect of prohibiting the consummation of the Merger, and (iv) the Offer not having been terminated in accordance with its terms prior to the purchase of any Shares.

  Conditions to the Obligations of Parent and Purchaser. The Merger Agreement provides that the obligations of Parent and Purchaser to consummate the Merger is subject to the satisfaction of a number of further conditions, including but not limited to, (i) the accuracy of representations and warranties as of the times specified in the Merger Agreement, (ii) the performance by the Company, in all material respects, with its agreements and covenants contained in the Merger Agreement and (iii) receipt of an Accountant's Letter from the Company's independent auditors regarding agreed-upon procedures relating to unaudited information after September 30, 1996.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations by the Company as to corporate organization and qualification, subsidiaries, capitalization, authority to enter into the Merger Agreement, filings with the Commission and other governmental authorities, the absence of certain changes or events, intellectual property, material contracts, environmental matters, employee benefit matters, the opinion of the Company's financial advisor, labor relations, the application of California law, tax returns, audits, brokers and litigation.

  Expenses. The Merger Agreement provides that, if (i) Parent terminates the Merger Agreement because the Company withdraws, modifies or changes its recommendation of the Merger Agreement or Merger or recommends a Competing Transaction or resolves to do so or because the Company is in breach of any material provision of the Merger Agreement; (ii) the Company terminates the Merger Agreement because the Board recommends a Superior Proposal or resolves to do so; (iii) Parent terminates the Offer because the Minimum Condition is not satisfied and at or prior to such time the Company has received one or more proposals for a Competing Transaction which at the time of such occurrence has not been absolutely and unconditionally withdrawn or abandoned; or (iv) within six months after the date of termination of the Merger Agreement (other than a termination solely pursuant to Section 8.1(a) (mutual agreement), (e) (breach of any material provision of the Merger Agreement by Parent or Purchaser) or (g) (failure of Purchaser to timely commence the Offer) of the Merger Agreement at which time the Merger Agreement is not terminable pursuant to any other provision of Section 8.1 thereof) of the Merger Agreement a Competing Transaction is entered into by the Company, then promptly after such termination (or, with respect to item (iv), upon the entering into of such Competing Transaction) by Purchaser, Parent or the Company, the Company shall pay to Parent an amount equal to $7,500,000 (the "Break-up Fee") and shall reimburse Parent for all of its expenses up to an amount equal to $1,500,000; provided that with respect to item (iii), the Company shall pay to Parent an amount equal to $2,500,000 (the "Initial Break-up Fee") plus all of Parent's expenses up to an amount equal to $1,500,000 promptly following such termination and the balance of the Break-up Fee only shall be payable subject to the terms of item (iv) above.

  Except as set forth in the above paragraph, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not any transaction contemplated by the Merger Agreement is consummated, other than expenses for services provided by the Company's principal outside counsel to management that are ancillary to those provided by such counsel to the Company in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement, which may be paid by the Company.

  Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, as follows:

    (i) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

    (ii) by either Parent or the Company, if either (a) the Effective Time shall not have occurred on or before November 15, 1997; provided, however, that the right to terminate the Merger Agreement under this Section shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (b) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any order that is final and nonappealable preventing the consummation of the Merger, except if the party relying on such order has not complied with its obligations under Section 6.6(b) (consisting of its agreement to take all other appropriate actions in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement) of the Merger Agreement or (c) Purchaser or Parent shall have terminated the Offer in accordance with its terms and conditions without purchasing any Shares pursuant thereto;

    (iii) by Parent, if the Board (a) withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Parent or Purchaser, (b) shall have recommended to the stockholders of the Company any Competing Transaction or (c) shall have resolved to do any of the foregoing;

    (iv) by Parent, if there has been a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition to Parent and Purchaser's obligations set forth in Section 7.2(a) of the Merger Agreement (breach of representations) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts (but in no event longer than thirty days after Parent's notification of the Company of the occurrence of such Terminating Company Breach), Parent may not terminate the Merger Agreement pursuant to this provision;

    (v) by the Company, if there has been a breach of any material representation, warranty, covenant or agreement on the part of Parent and Purchaser set forth in the Merger Agreement, or if any representation or warranty of Parent and Purchaser shall have become untrue in any material respect ("Terminating Purchaser Breach"); provided, however, that, if such Terminating Purchaser Breach is curable by Parent and Purchaser through the exercise of their reasonable best efforts and for so long as Parent and Purchaser continue to exercise such reasonable best efforts (but in no event longer than thirty days after the Company's notification of Parent of the occurrence of such Terminating Purchaser Breach), the Company may not terminate the Merger Agreement pursuant to this provision;

    (vi) by the Company, if, prior to such time as Purchaser's designees constitute a majority of the members of the Board, the Board shall have recommended to the stockholders of the Company any Superior Proposal, which is then pending, or resolved to do so, provided that any termination of the Merger Agreement by the Company pursuant to this provision shall not be effective until the close of business on the second full business day after notice of such termination to Parent; or

    (vii) by the Company, if Parent, Purchaser or an affiliate of Parent shall have failed to commence the Offer within five business days after the public announcement of the execution of the Merger Agreement.

 Stockholders Agreement.

  Parent, Purchaser and Wearnes, Eugene Y. Lu, Chun Win Wong and Philip A. Harding, have entered into the Stockholders Agreement, pursuant to which, among other things, each such stockholder has agreed to vote the Shares then owned by such stockholder in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Stockholders Agreement and any other actions required in furtherance thereof and against any Competing Transaction and any actions in furtherance thereof, to grant Purchaser an irrevocable proxy to vote such Shares, to tender all Shares then owned by such stockholder to Purchaser in accordance with the Offer as soon as practicable (and in any event within five business days) of the commencement of the Offer and to grant an option to purchase such Shares at a price of $15.50 per Share, under certain circumstances. Wearnes, Mr. Lu, Mr. Wong and Mr. Harding beneficially owned of record 4,780,549, 410,000, 30,000 and 25,704 Shares, respectively, at the time of execution of the Stockholders Agreement, representing approximately 42% of the issued and outstanding Shares and approximately 38% on a fully diluted basis. In addition, Messrs. Lu, Wong and Harding own vested options to acquire 45,316, 17,500 and 17,500 Shares, respectively, which Shares, issuable upon exercise of such options, would be subject to the provisions of the Stockholders Agreement. The foregoing is a summary of certain provisions of the Stockholders Agreement, is presented only as a summary and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which has been filed as an exhibit to Purchaser's and Parent's Schedule 14D-1 and 13D.

 Retention Agreement.

  Contemporaneously with the execution of the Merger Agreement, Parent entered into the Retention Agreement with each of the Executives . The Retention Agreement provides that, effective upon the Merger, there will be a one time grant of the following options to acquire shares of common stock of Parent at an exercise price equal to the closing price of Parent's common stock on the
NYSE: 120,000 for Mr. Lu; 50,000 for Mr. Kelly; 50,000 for Mr. Kullgren; 50,000 for Mr. Sangveraphunsiri; 50,000 for Mr. Sipkovich; 20,000 for Mr. Luu; 20,000 for Mr. Marchak; 20,000 for Ms. Ortegon and 20,000 for Mr. Sial. The options will vest one-third each year on the anniversary date of the grant. The Retention Agreement also provides that if an Employee's employment is terminated by Parent without cause within two years of the Merger, the initial stock options will vest and the Executive will receive up to 12 months payment of base salary. The Executives have agreed as part of the Retention Agreement not to disclose any confidential or proprietary information, not to solicit any employee, customer or supplier of the Company or Parent while employed or for one year following termination of employment without express written permission of Parent, to assign all rights in inventions to Parent and to not compete with the Company or Parent. The foregoing is a summary of certain provisions of the Retention Agreement, is presented only as a summary and is qualified in its entirety by reference to the Retention Agreement, a copy of which has been filed as an exhibit to Purchaser's and Parent's Schedule 14D-1 and 13D.

  SECTION 11. Purpose of the Offer; Plans for the Surviving Corporation after the Offer and the Merger.

  Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

  Plans for Merger Consummation. Under the DGCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to take all action necessary as promptly as practicable after the expiration of the Offer, to convene a meeting of its stockholders to consider and vote upon the approval of the Merger Agreement, the Merger and such other matters as may be necessary to effectuate the transactions contemplated by the Merger Agreement. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement at any such meeting.

  If Purchaser purchases Shares sufficient to constitute a majority of the then outstanding Shares, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase constituting at least a majority of the Board. See Section 10. Purchaser expects that such representation would permit Purchaser to exert control over the Company's conduct of its business and operations.

  Pursuant to the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, such number of Shares which, when added to the Shares owned of record by Parent and Purchaser on such date, constitutes at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire such number of Shares which constitutes at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required pursuant to the DGCL, a significantly longer period of time will be required to effect the Merger.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisals of, and to receive payment in cash of the fair value of their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration. The Merger Agreement recites that the parties believe that $15.50 is not less than the fair market value of a Share.

  The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transactions contemplated by the Merger Agreement and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of such transaction. Purchaser believes that Rule 13e-3 will not be applicable to the Offer or the Merger. However, there is no assurance that the Commission will not take the position that Rule 13e-3 is applicable to the Offer or the Merger.

  Plans for the Surviving Corporation. It is expected that, initially following the Merger, the business and operations of the Surviving Corporation will, except as set forth in this Offer to Purchase, be continued by the Surviving Corporation substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing realization of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Surviving Corporation would form an important part of Parent's future business plans.

  Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

  SECTION 12. Dividends and Distributions.

  The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, declare, set aside or pay any dividends on or other distributions in respect of any of its capital stock, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire, any shares of capital stock.

  SECTION 13. Effect of the Offer on Market for Shares; NASDAQ/NNM Exchange Listing; Registration under the Exchange Act. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, may reduce the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

  Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NASDAQ/NNM, which require, among other things, that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders or 300 stockholders holding round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or in one of the "local lists," but if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or there are not at least two market makers for the Shares, the National Association of Securities Dealers ("NASD") rules provide that the securities would no longer be "authorized" for NASDAQ/NNM reporting and NASDAQ/NNM would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for NASDAQ/NNM quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event the Shares could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ/NNM reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

  SECTION 14. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) of the Exchange Act, any Shares tendered, if:

    (i) the Minimum Condition shall not have been satisfied,

    (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or

    (iii) at any time on or after the date of execution of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

      (a) there shall have been instituted by any Governmental Authority any action or proceeding before any Governmental Authority (including such Governmental Authority instituting or initiating such action or proceeding), (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser, or any other affiliate of Parent, or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Company Material Adverse Effect (as defined in the Merger Agreement) or which relates to the transactions contemplated by the Merger Agreement and has a Purchaser Material Adverse Effect (as defined in the Merger Agreement);

      (b) there shall have been any action taken, or any Law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to
    (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any government or Governmental Authority other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

      (c) there shall have occurred any change, condition, event or development that has a Company Material Adverse Effect;

      (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or the NASDAQ/NNM (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or Governmental Authority of the United States on the extension of credit by banks or other lending institutions or (iv) a commencement of a war or material armed hostilities or other national or international calamity involving the United States;

      (e) the Company or any of its subsidiaries shall have sustained a loss or interference with its business by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which constitutes a Company Material Adverse Effect, whether or not said loss shall have been insured, which will, in the reasonable opinion of Parent, make it inadvisable or impractical to proceed with the Offer;

      (f) (i) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that beneficial ownership of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or any other person not required to file a Schedule 13D under the rules promulgated under the Exchange Act or (ii) (A) the Board or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Competing Transaction or any other acquisition of Shares other than the Offer or the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

      (g) the representations and warranties of the Company in the Merger Agreement shall not be true and correct as of the date of the execution of the Merger Agreement or as of the expiration of the Offer except for
    (i) changes specifically contemplated by the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except where failure to be so true and correct would not have a Company Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the transactions contemplated by the Merger Agreement or as to the performance by the Company of its obligations under the Merger Agreement, which in each such case shall be true and correct as written);

      (h) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement unless all such failures together in their entirety, would not, individually or in the aggregate, have a Company Material Adverse Effect;

      (i) the Merger Agreement shall have been terminated in accordance with its terms; or

      (j) Parent and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to execute any of the foregoing rights shall not be deemed a waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  SECTION 15. Certain Legal Matters and Regulatory Approvals.

  General. Based upon its examination of publicly available information with respect to the Company and its review of certain information furnished by the Company to Parent and discussions by representatives of Parent with representatives of the Company during Parent's investigation of the Company, Parent is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of the Shares pursuant to the Offer. Except as disclosed herein, Parent is not aware of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or public body that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Parent's and Purchaser's current intention to seek such approval or action. There is, however, no current intent to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There is no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the business of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approvals were not obtained or such other actions were not taken. Purchaser's obligation under the Offer to accept the Shares for payment and to pay for such Shares is subject to certain conditions, including conditions relating to certain legal matters discussed in this Section 15, which are described in Section 14.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions contemplated by the Merger Agreement may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 14.

  On June 20, 1997, Parent filed a Premerger Notification and Report Form under the HSR Act with respect to the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, it is anticipated that the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m. New York City time, on July 5, 1997, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting periods by requesting additional information or documentary material from Parent prior to the expiration of the waiting period. If such a request is made with respect to the Offer by either the Antitrust Division or the FTC, the waiting period related to the Offer will expire at 11:59 p.m. New York City time on the tenth calendar day after substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transactions contemplated by the Merger Agreement, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transactions contemplated by the Merger Agreement while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares by Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer by Purchaser or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Litigation seeking similar relief could be brought by private parties.

  Based upon an examination of information available to Parent relating to the business in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer and the other transactions contemplated by the Merger Agreement will not violate the antitrust laws and that such transactions will lead to increased competition. However, there is no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on such grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 for certain conditions to the purchase of the Shares, including conditions with respect to litigation and certain governmental actions.

  Foreign Laws. Parent and Purchaser have been advised by German counsel to Parent that because of the operations of certain subsidiaries of each of Parent and the Company, a pre-merger notification filing and approval is required with the German Federal Cartel Office. Parent expects to make the required pre-merger notification filing on or about June 24, 1997 with the German Federal Cartel Office. Based upon an examination of information available to Parent relating to the business in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer and the other transactions contemplated by the Merger Agreement will not violate the applicable laws, rules and regulations of the German Federal Cartel

Office and believe such filing will be approved. However, there is no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement will not be made, or if such a challenge is made, what the result will be. See Section 14 for certain conditions to the purchase of the Shares, including conditions with respect to litigation and certain governmental actions.

  According to the Company's Form 10-K, the Company and its subsidiaries conduct operations in several foreign countries. In the event that one or more other foreign laws is deemed to be applicable to the Offer, Purchaser may be required to file certain information or to receive the approval of the relevant foreign authorities. Purchaser will seek such approvals as may be necessary or appropriate, but there is no assurance that such approvals will be obtained.

  After Purchaser has had an opportunity to review the nature and extent of the Company's operations in foreign countries, it will determine what action, if any, in addition to that referred to above will be taken in each instance.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, prior to such time the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On June 19, 1997, prior to the execution of the Merger Agreement and the Stockholders Agreement, the Board, by unanimous vote of all directors at a meeting held on such date, approved the Merger Agreement, the Stockholders Agreement, the Merger, the Offer and the other transactions contemplated by the Merger Agreement, including the Stockholders Agreement, and exempted Parent and Purchaser from the application of Section 203. Accordingly, Section 203 is inapplicable to the Offer and the Merger and the transactions contemplated by the Merger Agreement.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, an anti-takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was a shareholder rights statute that was, by its terms, applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  SECTION 16. Fees and Expenses. Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  DMG is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Parent has agreed to pay DMG a success fee of approximately $2.4 million payable upon the closing of the Merger. Parent has also agreed to reimburse DMG for all reasonable out-of-pocket expenses incurred by DMG, including the reasonable fees and expenses of legal counsel, and to indemnify DMG against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

  Purchaser and Parent have retained Georgeson & Company Inc., as the Information Agent, and First Chicago Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

  As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid a fee of $7,500 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

  SECTION 17. Miscellaneous.

  Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered broker-dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission a Schedule 14D-1 and 13D, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and 13D any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          DEUCE ACQUISITION CORPORATION

June 24, 1997

                                  SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship, and present principal occupation or employment, and material occupations and positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and executive officer of Parent. Unless otherwise indicated each such person (i) has held his Principal Occupation for the past five years, (ii) is a citizen of the United States, (iii) has as his current business address, 610 Gateway Drive, North Sioux City, South Dakota 57049 and (iv) has not been convicted in a criminal proceeding and has not been party to a proceeding related to U.S. state and federal securities laws.

  The directors and executive officers of Parent are:


   NAME AND         POSITION WITH            PRINCIPAL OCCUPATION          PRIOR POSITION
    ADDRESS            PARENT                                            (IF WITHIN 5 YEARS)
---------------------------------------------------------------------------------------------
 Theodore W.   Chairman of the Board,    Chairman of the Board, Chief
 Waitt         Chief Executive Officer   Executive Officer and
               and Director (Since 1983) Director (Since 1983)
---------------------------------------------------------------------------------------------
 Richard D.    President, Chief          President, Chief Operating    Executive Vice
 Snyder        Operating Officer and     Officer and Director          President of Parent
               Director (since 1991)     (since 1996)                  from July 1991 until
                                                                       his election as
                                                                       President of Parent
                                                                       in January 1996
---------------------------------------------------------------------------------------------
 Charles G.    Director (since 1996)     Chairman of the Board and
 ("Chase")                               Chief Executive Officer of
 Carey                                   the Fox Television Division
                                         of Fox Inc. and co-chief
                                         operating officer of News
                                         Corporation (Mr. Carey has
                                         served in various executive
                                         capacities at Fox since 1988)
---------------------------------------------------------------------------------------------
 James W.      Director (since 1991)     Chairman of the Board of
 Cravens                                 Sanborn Savings Bank,
                                         Dickinson County Savings
                                         Bank and Ocheyedan Savings
                                         Bank
---------------------------------------------------------------------------------------------
 George H.     Director (since 1991)     Attorney with the law firm
 Krauss                                  of Kutak Rock in Omaha,
                                         Nebraska (since 1972); Board
                                         of Directors of the general
                                         partner of America First
                                         Financial fund 1987-A Limited
                                         Partnership
---------------------------------------------------------------------------------------------
 Douglas L.    Director (since 1989)     Partner in the accounting
 Lacey                                   firm of Nichols, Rise
                                         & Company, L.L.P. and managing
                                         partner of its Sioux City,
                                         Iowa office (since 1973)
---------------------------------------------------------------------------------------------

   NAME AND        POSITION WITH            PRINCIPAL OCCUPATION          PRIOR POSITION
   ADDRESS             PARENT                                           (IF WITHIN 5 YEARS)
--------------------------------------------------------------------------------------------
 James F.      Director (since 1996)    President of 1-800-FLOWERS
 McCann                                 (since 1988)
--------------------------------------------------------------------------------------------
 Robert N.     Senior Vice President    Senior Vice President         Senior Vice President
 Beck          (since 1995)                                           of Human Resources
                                                                      of Abbott Laboratories,
                                                                      Inc., an instructional
                                                                      health care company
--------------------------------------------------------------------------------------------
 James P.      Senior Vice President    Senior Vice President         President of Anigma,
 Collas        (since 1995)                                           Inc., a PC system
                                                                      board and motherboard
                                                                      design and development
                                                                      company
--------------------------------------------------------------------------------------------
 William M.    Senior Vice President,   Senior Vice President,        Senior Vice President
 Elliott       General Counsel and      General Counsel and           of International
               Corporate Secretary      Corporate Secretary           Telecharge,
               (since 1995)                                           Inc., a
                                                                      telecommunications
                                                                      company
--------------------------------------------------------------------------------------------
 David J.      Senior Vice President,   Senior Vice President,        Vice Chairman and
 McKittrick    Chief Financial Officer  Chief Financial Officer and   Chief Operating Office
               and Treasurer            Treasurer                     of Collins & Aikman
               (since 1995)                                           Group, Inc., a
                                                                      diversified
                                                                      manufacturing company
--------------------------------------------------------------------------------------------
 Robert M.     Senior Vice President    Senior Vice President         America First
 Spears        (various capacities with                               Financial Corporation
               Parent since 1990)                                     and Bank of
                                                                      America
--------------------------------------------------------------------------------------------
 James A.      Senior Vice President    Senior Vice President         Executive Managing
 Taylor        (since 1996)                                           Director and General
                                                                      Manager of Hill &
                                                                      Knowlton
--------------------------------------------------------------------------------------------
 Bartholomew   Vice President           Vice President                Director of Desktop
 R. Brown      (since 1997)                                           Products of Parent
--------------------------------------------------------------------------------------------
 Joseph J.     Vice President           Vice President                Senior Vice President
 Burke         (since 1995)                                           and Chief Financial
                                                                      Officer Blockbuster
                                                                      Entertainment
                                                                      Corporation,
                                                                      International
                                                                      Division, a worldwide
                                                                      home entertainment
                                                                      retailer
--------------------------------------------------------------------------------------------
 Robert J.     Vice President (various  Vice President                Texas Instruments
 Cheng         capacities with Parent                                 Incorporated, a
               since 1991)                                            computer and
                                                                      electronics company
--------------------------------------------------------------------------------------------
 John          Vice President           Vice President                Vice President of
 D'Auguste     (since 1993)                                           General Railway
                                                                      Signal Corporation, a
                                                                      railway signaling
                                                                      equipment manufacturer
--------------------------------------------------------------------------------------------
 Bernard F.    Vice President           Vice President                Texas Instruments
 Ebert         (since 1996)                                           Incorporated
--------------------------------------------------------------------------------------------
 Michael D.    Vice President           Vice President
 Hammond       (since 1992)

   NAME AND        POSITION WITH            PRINCIPAL OCCUPATION          PRIOR POSITION
   ADDRESS             PARENT                                           (IF WITHIN 5 YEARS)
-------------------------------------------------------------------------------------------
 John          Vice President           Vice President                Executive Director of
 Heubusch      (since 1997)                                           the National Republican
                                                                      Senatorial Committee
-------------------------------------------------------------------------------------------
 Eric G.       Vice President           Vice President                Managing Partner, M2
 Larsen        (since 1997)                                           Communications, a
                                                                      consulting firm, from
                                                                      July 1995 until
                                                                      December 1996;
                                                                      National Program
                                                                      Manager, Apple
                                                                      Computer Inc. from
                                                                      1985 until 1995
-------------------------------------------------------------------------------------------
 William G.    Vice President           Vice President                Vice President, Sales
 Shea          (since 1993)                                           and General Manager
                                                                      of OPTA Corporation,
                                                                      a manufacturer of
                                                                      high-end computer
                                                                      graphics cards
-------------------------------------------------------------------------------------------

  2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship, and present principal occupation or employment, and material occupations positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and executive officer of Purchaser. Unless otherwise indicated each such person (i) has held his Principal Occupation for the past five years, (ii) is a citizen of the United States, (iii) has as his or her current business address, 610 Gateway Drive, North Sioux City, South Dakota 57049 and (iv) has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities laws.


   NAME AND        POSITION WITH            PRINCIPAL OCCUPATION          PRIOR POSITION
   ADDRESS           PURCHASER                                          (IF WITHIN 5 YEARS)
--------------------------------------------------------------------------------------------
 William M.    Director                 Senior Vice President,        Senior Vice President
 Elliott       (since 1997)             General Counsel and           of International
                                        Corporate Secretary of        Telecharge, Inc., a
                                        Parent                        telecommunications
                                                                      company
--------------------------------------------------------------------------------------------
 David J.      Director                 Senior Vice President,        Vice Chairman and
 McKittrick    (since 1997)             Chief Financial Officer and   Chief Operating Office
                                        Treasurer of Parent           of Collins & Aikman
                                                                      Group, Inc., a
                                                                      diversified
                                                                      manufacturing company
--------------------------------------------------------------------------------------------
 Stephen P.    President and Director   Director of Corporate         Director of Financial
 Johns         (since 1997)             Development of Parent         Advisory Services of
                                                                      Coopers & Lybrand
--------------------------------------------------------------------------------------------
 Randall D.    Treasurer                Director of Tax and           Tax Accountant of
 Harvey        (since 1997)             Assistant Treasurer of        Bandag, Inc., a
                                        Parent                        manufacturer of
                                                                      tread rubber and
                                                                      retreading equipment
--------------------------------------------------------------------------------------------
 Stephanie G.  Corporate Secretary      Senior Staff Counsel of       Associate General
 Heim          (since 1997)             Parent                        Counsel and Assistant
                                                                      Secretary of Federal-
                                                                      Mogul Corporation, an
                                                                      auto parts
                                                                      manufacturer and
                                                                      distributor

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and the Share Certificates should be sent by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the following addresses:

                       THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:            By Facsimile Transmission:          By Hand:
 First Chicago Trust Company         (201) 222-4720       First Chicago Trust Company
         of New York                       or                     of New York
  Attn: Tenders & Exchanges          (201) 222-4721        Attn: Tenders & Exchanges
 P.O. Box 2565, Suite 4660-                                   c/o THE DEPOSITARY
             ALR                                                 TRUST COMPANY
 Jersey City, NJ 07303-2565                                55 Water Street, DTC TAD
                                                               Vietnam Veterans
                                                                Memorial Plaza
                                                              New York, NY 10041

    By Overnight Courier:        Confirm by Telephone:
 First Chicago Trust Company         (201) 222-4707
         of New York
  Attn: Tenders & Exchanges
        Suite 4680-ALR
  14 Wall Street, 8th Floor
      New York, NY 10005

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase and the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, or trust company for assistance concerning the Offer.

                                        The Information Agent for the Offer is:

                                             [LOGO OF GEORGESON & COMPANY INC.]
                                                              Wall Street Plaza
                                                       New York, New York 10005
                                  Banks and Brokers call collect (212) 440-9800
                                                 Call Toll Free: 1-800-223-2064


                                          The Dealer Manager for the Offer is:

                                        [LOGO OF DEUTSCHE MORGAN GRENFELL INC.]
                                                  Deutsche Morgan Grenfell Inc.
                                                            1550 El Camino Real
                                                                      Suite 100
                                                           Menlo Park, CA 94025
                                  Banks and Brokers call collect (415) 614-5050
                                                 Call Toll Free: 1-888-DMG-4TEC